PERFORMANCE: HISTORICAL & SIMULATED DATA 2013 2014 2015 2016 2017 2018 2019 2020 2021 90% 100% 110% 120% 130% 140% 150% 160% As of December 31, 2021 HSBC Vantage+ Performance YTD Return 1.21% 3 Year Return 14.60% 5 Year Return 20.15% 1 Year Volatility 6.19% Annualized Volatility * 5.88% * Data from Jan 2019 thru Dec 2021 calculated on a per annum percentage basis. See ”Use of simulated returns”. Source: Bloomberg and HSBC. See ”Risks relating to the index” and ”Important Informa- tion”. Vantage+ Index includes an 0.85% per annum index maintenance fee, substracted on a daily basis. The graph and table above set forth the hyptheical back-tested performance of the Index from Jannuary 1, 2013 through December 31, 2021. The Index has only been calculated by Solactive AG since November 8, 2019. The hypothetical back-tested performance of the Index set forth in the graph and table above was calculated using the selection criteria and methodology employed to calculate the Index since its inception on November 8, 2019. KEY DRIVERS OF PERFORMANCE » Prioritizing Performing Assets - Minimizing cash in the monthly portfolio by attempting to ﬁnd a 5% volatility portfolio without it, only turning to cash if unable to achieve the target volatility. » Volatility Management System - Once the porfolio is selected, the Index applies leverage to bring exposure to 6% volatility, enabling dynamic reaction to changing market conditions, and allowing for exposure greater than 100%. » Higher Equity Allocation - The Index provides greater maximum allocation to developed and emerging market equities compared to some other target volatility momentum strategies. AVERAGE MONTHLY ALLOCATION: HISTORICAL & SIMULATED Oct-21 Nov-21 Dec-21 12 Month Average SPY 29.42% 22.98% 25.82% 9.14% SPLV 13.57% 17.88% 20.00% 13.19% IWM 1.12% 3.59% 0.00% 1.05% QQQ 1.53% 0.98% 3.20% 0.53% EFA 0.00% 0.00% 0.00% 3.67% Developed Equities Max 60% Sub total 45.65% 45.43% 49.02% 27.58% TLT 11.98% 0.48% 3.84% 7.49% LQD 17.73% 28.82% 26.78% 34.00% HYG 13.48% 15.00% 15.00% 14.83% Developed Bonds Max 90% Sub total 43.19% 44.30% 45.62% 56.32% EEM 0.00% 0.00% 0.00% 1.43% EMB 0.00% 0.00% 0.00% 5.04% Emerging Markets Max 30% Sub total 0.00% 0.00% 0.00% 6.47% IYR 5.91% 4.46% 0.09% 3.86% GLD 0.25% 0.81% 0.26% 0.76% Real Assets Max 30% Sub total 6.16% 5.27% 0.36% 4.62% Inﬂation Max 5% TIP 5.00% 5.00% 5.00% 5.00% Cash if needed Cash 0.00% 0.00% 0.00% 0.00% All Vantage+ allocation data prior to November 8, 2019 is hypothetical. See ”Use of Simulated Returns”. HSBC Vantage+ Index Monthly Report December 2021

AVERAGE YEARLY ASSET CLASS ALLOCATION - HISTORICAL & SIMULATED 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Developed Equities Developed Bonds Emerging Markets Real Assets Inﬂation Cash AVERAGE YEARLY CASH ALLOCATION - HISTORICAL & SIMULATED 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 Average Cash Allocation 0.0% 0.0% 3.3% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 30.6% 0.0% MONTHLY PERFORMANCE - HISTORICAL & SIMULATED Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Annual 2021 -2.06% -2.11% -0.90% 1.43% 0.77% 0.97% 1.77% 0.51% -3.64% 3.06% -1.00% 2.63% 1.21% 2020 2.53% -2.36% -1.54% 0.22% -0.12% 0.27% 0.97% 0.15% -0.64% -1.35% 3.29% 0.89% 2.19% 2019 1.56% -0.45% 1.92% -0.34% 1.53% 2.29% 0.26% 4.19% -1.55% 0.29% -0.58% 1.33% 10.81% 2018 4.50% -3.08% -0.33% -0.79% 0.39% -0.72% 0.56% 0.78% -2.24% -5.99% 0.80% -2.09% -8.27% 2017 0.85% 3.34% -0.22% 1.76% 1.89% -0.36% 1.50% 0.30% -0.03% 1.80% 1.61% 1.05% 14.28% 2016 1.05% 1.93% 2.39% 0.67% -1.03% 5.34% 1.73% -0.12% -0.15% -1.84% -2.43% 1.05% 8.69% 2015 4.28% -1.78% -0.38% -1.09% -0.28% -1.91% -0.10% -4.58% -0.42% 1.88% -1.52% -1.25% -7.17% All Vantage+ allocation data prior to November 8, 2019 is hypothetical. See ”Use of Simulated Returns”. INDEX INFORMATION Index Owner HSBC Bank plc Currency USD Volatility Target 6.0% Bloomberg Ticker HSIEVPLS Index Index Composition Up to 13 ETFs plus Cash Calculation Agent/Index Administrator Solactive AG Website vantageplus.gbm.hsbc.com HSBC Vantage+ Index Monthly Report December 2021

Risk relating to the index • Solactive AG may adjust the Index in a way that affects its level, and Solactive AG has no obligation to consider your interests. • The Index comprises notional assets. • The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs, or achieve ints target volatility. • The Index has a very limited operating history and may perform in unanticipated ways. • The Index is subject to market risks. • If the market values of the ETFs change, the level of the Index and the market value of any linked structured investment may not change in the same manner. • The Index may perform poorly during periods characterized by shor-term volatility. • The level of the Index includes the deduction of the ICE LIBOR USD 3 Month interest rate and a fee. • An investment linked to the Index carries the risks associated with the Index’s momentum investment strategy. • The Index may be partially uninvested. • Correlation of performances among the ETFs may reduce the performance of the Index. • Changes in the value of the ETFs may offset each other. Please see the risk factors section of the relevant offering document for any HSBC-issued investment linked to the Index for a full description of the risks relating to the Index. Important disclaimer information This document is for information purposes only and intended to provide a general overview of the Index and does not provide the terms of any speciﬁc issuance of structured investments. The material presented does not constitue and should not be construed as a recommendation to enter into a securities or derivatives transaction. Before investing in a speciﬁc structured investment, investors should carefully review the releveant disclosure documents which explain in detail the terms of the issuance as well as the risks, tax treatment and other relevant information. Investing in ﬁnancial instruments linked to the Index is not equivalent to a direct investment in any part of the Index. This document contains market data from various sources other than us and our afﬁliates, and, accordingly, we make no representation or warranty as to the market data’s accuracy or completeness and we are not obligated to update any market data presented in this document. All information is subject to change without notice. We or our afﬁliated companies may make a market or deal as principal in the investments mentioned in this document or in options, futures or other derivatives based thereon. HSBC USA Inc. has ﬁled a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has ﬁled with the SEC for more complete information about HSBC USA Inc. and any related offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-8118049. HSBC Bank plc and Solactive AG The Index is the exclusive property of HSBC Bank plc and its afﬁliates which has contracted with Solactive AG to administer, maintain and calculate the Index. The Index is not endorsed by Solactive AG or its afﬁliates or its third party licensors. ”Calculated by Solactive AG” and its related stylized mark(s) are service marks of Solactive AG and have been licensed for use by HSBC Bank plc and its afﬁliates. Solactive AG shall have no liability for any errors or omissions in calculating the Index. The Index is proprietary to HSBC Bank plc. No use or publication may be made of the Index, or any of its provisions or values, without the prior written consent of HSBC Bank pplc. Neither HSBC Bank plc nor its duly appointed successor, acting as index owner (the ”Index Owner”), nor Solactive AG or its duly appointed successor, acting as index administrator (”Index Administrator”) and index calculation agent (”Index Calculation Agent”), are obliged to enter into or promote transactions or investments that are linked to the Index. The Index Owner makes no express or implied representaions or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing any ﬁnancial instruments or carrying out any ﬁnancial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The Index Administrator and the Index Calculation Agent have relied on these sources and have not independently veriﬁed the information extracted from these sources and accept no responsibility or liability in respect thereof. Use of simulated returns The Index was launched on November 8, 2019 and therefore has limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the Index, which may make it difﬁcult for you to evaluate the historical performance of the Index and make an informed investment decision than would be the case if the Index had a longer trading history. Hypothetical back-tested performance prior to the launch of the Index provided in this document refers to simulated performance data created by applying the Index’s calculation methodologies to historical prices of the underlying constituents and the reference rate. In addition, because certain of the Index Constituents (SPLV, HYG, EEM, EMB, GLD, and TIP) were not in existence at the start of the backtested period, adjustments have been made to calculate their performance prior to their inception. Such simulated performance dta has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards underlying constituents that have performed well in the past. The hypothetical back-tested annualized performance and annulized volatility of the Index have inherent limitations. These performance and volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the beneﬁt of hindsight. Hopythetical back-tested results are neither an indicator nor a guarantor of future results. The hypothetical back-tested performance of the Index prior to November 8, 2019 cannot fully reﬂect the actual results that would have occurred had the Index actually been calculated during that period, and should not be relied upon as an indication of the Index’s future performance. HSBC operates in various jurisdictions through its afﬁliates, including, but not limited to, HSBC Securities (USA) Inc., member of NYSE, FINRA and SIPC. ©2022 HSBC USA Inc. All rights reserved. All resources: Solactive, HSBC, Bloomberg, from January 1, 2003 to December 31, 2021 ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-253385 January 03, 2022 HSBC Vantage+ Index Monthly Report December 2021